Exhibit (h)(1)

Execution Version

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is effective this 5th day of December, 2024, and made by and between Hamilton Lane Venture Capital and Growth Fund, a Delaware statutory trust (the “Client” or the “Fund”), having its principal place of business at 110 Washington Street, Suite 1300, Conshohocken, Pennsylvania 19428, and PINE Distributors LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and is authorized to issue common shares of beneficial interest (“Shares”) in separate classes, with each such class representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client intends to retain the Distributor as principal underwriter in connection with the offering of the Shares;

WHEREAS, the Distributor is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”), including a majority of the trustees that are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Appointment of Distributor

The Client hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.            Definitions

Wherever they are used herein, the following terms have the following respective meanings:

(a)               “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Client under the Securities Act of 1933 Act, as amended (the “1933 Act”), and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)               “Registration Statement” means the registration statement most recently filed from time to time by the Client with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)               All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.            Services and Duties of the Distributor

(a)               The Distributor agrees to act as the principal underwriter of the Client for the distribution of the Shares of the Fund, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.

(b)               During the continuous public offering of Shares of the Fund, the Distributor shall use commercially reasonable efforts to distribute the Shares. All purchase orders for Shares shall be made through financial intermediaries or submitted directly to the Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

(c)               [RESERVED]

(d)                The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any marketing materials specifically approved by the Client or the investment adviser to the Fund(s).

(e)               The Distributor agrees to review all proposed marketing materials provided by the Client for compliance with applicable SEC and FINRA advertising rules and regulations and shall file with FINRA those marketing materials it believes are in compliance with such applicable laws and regulations. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such marketing materials.

(f)               At the request of the Client, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, with the written consent of the Client, enter into non-standard dealer agreements with financial intermediaries as the Client may select, in order that such broker-dealers and other intermediaries may sell Shares of the Fund. The Fund’s form of dealer agreement and/or selling agreement shall be in a form similar to that attached at Exhibit C hereto and shall be approved by the Board (“Standard Dealer Agreement”).

(g)               The Client acknowledges and agrees that the Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received an authorized corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”), if any, and (ii) such Plan has been approved by the Board.

(h)               The Distributor shall not be obligated to sell any certain number of Shares.

(i)                 The Distributor agrees to make available, at the Client’s request, one or more members of its staff to attend, either via telephone or in person, Board meetings of the Client in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

(j)                 The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

(k)               The Distributor agrees that no offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(l)                 The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(m)             Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific United States state or territory or maintain its registration in any such jurisdiction in which it is now registered.

(n)               The Distributor undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor.

4.             Duties of the Client

(a)               The Client agrees to repurchase Shares tendered by shareholders of the Fund in accordance with the Client’s obligations, if any, in the Prospectus and the Registration Statement. The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

(b)               The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

(c)               The Client agrees to advise the Distributor promptly in writing, upon becoming actually aware of: (i) of any material action, correspondence, or other communication by the SEC or its staff relating to the offering of the Shares, including requests by the SEC for amendments to the Registration Statement or Prospectus (for purposes of clarification, this provision does not require notice of a routine inspection, or a risk targeted or sweep inspection that does not relate to distribution matters); (ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose; (iii) of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; (iv) in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of the Fund at any time as permitted by the 1940 Act or the rules of the SEC; and (v) of the commencement of any material litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d)               The Client shall file such reports and other documents as may be required with respect to the Fund and the Shares under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

(e)               The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order to ensure that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)                The Client shall cooperate in good faith in the efforts of the Distributor to distribute the Shares. In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement and shall provide to the Distributor from time to time copies of all information, financial statements, and other material that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request. The Client represents that it will not use or authorize the use of any Fund marketing materials unless and until such marketing materials have been approved and authorized for use by the Distributor.

(g)               The Client shall provide and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

(h)               The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

5.             Representations and Warranties of the Client

(a)               The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing and in good standing under the laws of its jurisdiction of incorporation and is registered as a closed-end management investment company under the 1940 Act; (ii) this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; (iv) the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable; (v) the Registration Statement and Prospectus included therein have been prepared in conformity, in all material respects, with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and (vi) to the best of its knowledge and belief, the Registration Statement and Prospectus and any marketing materials prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

(b)               The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

6.             Representations and Warranties of the Distributor

(a)               The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (iv) it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

(b)               In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Fund.

(c)               The Distributor shall promptly notify the Client of the commencement of any material litigation or proceedings against the Distributor, its affiliates, or any of their managers, officers or directors in connection with the issue and sale of any of the Shares.

7.             Compensation

(a)               In consideration of the Distributor’s services in connection with the distribution of Shares, the Distributor shall receive the compensation set forth in Exhibit A hereto.

(b)               Except as specified in Section 7(a), the Distributor shall be entitled to no compensation or reimbursement of expenses from the Client for the services provided by the Distributor pursuant to this Agreement. Any compensation or reimbursement of expenses other than that set forth in Section 7(a) and Exhibit A shall be paid or reimbursed by the Fund’s investment adviser pursuant to an agreement between the investment adviser and the Distributor.

8.             Expenses

(a)               The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials (if any) and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client and approved in writing, if any.

(b)               The Distributor shall only bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

9.             Limitation of Liability

(a)               The Distributor shall be under no duty to take any action except as set forth herein or as may be specifically agreed to by the Distributor in writing.

(b)               The Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon: (i) the advice of the Client, or counsel to the Client; (ii) any oral instruction which it receives and which was transmitted by the person or persons authorized by the Board to give such oral instruction; (iii) any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

10.           Indemnification

(a)               The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement and in accordance with the terms and conditions of this Agreement; (ii) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such marketing material in reasonable reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing for use in such Registration Statement, Prospectus, annual or interim report, or any marketing materials. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(b)               The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing for use in such Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(c)               In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

(d)               Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

(e)               No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 9(a) or 9(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(f)                No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 10 to the maximum extent so permissible.

11.           Non-Standard Dealer Agreements

(a)               Non-Standard Dealer Agreements: The Client acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Obligations, and collectively with Non-Standard Duties, “Non-Standard Obligation”). Where the Client has reviewed and approved a Non-Standard Dealer Agreement, the Client agrees to cause to perform all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.” All Non-Standard Dealer Agreements shall be subject to review and approval of the Client, in the sole discretion of the Client, prior to execution.

12.           Limitations on Damages

Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

13.           Force Majeure

Capabilities: Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

14.           Duration and Termination

(a)               This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for [two] years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

(b)               Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than sixty (60) days’ written notice, by either the Client through a vote of a majority of the Independent Trustees, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

(c)               This Agreement will automatically terminate in the event of its assignment.

15.           Anti-Money Laundering Compliance

(a)               Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each of Distributor and Client represent and warrant to the other that: (i) it has adopted or is subject to compliance programs reasonably designed reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by OFAC, including prohibitions set forth in the list of specially designated nationals and blocked persons, (iii) it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects to the extent applicable to it and (iv) it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times.

(b)               Distributor is subject to the anti-bribery and anti-corruption laws and regulations applicable in the jurisdictions in which the Distributor and any of its affiliates, are located or conduct business transactions, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Applicable Anti-Corruption Laws”). Distributor has policies and procedures that are designed to comply with all applicable laws, rules and regulations with regard to the giving and receiving of bribes and Distributor has complied with Applicable Anti-Corruption Laws and shall comply at all times with the Applicable Anti-Corruption Laws and any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(c)               Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, Applicable Sanctions Laws, Applicable Anti-Corruption Laws, and other laws and regulations, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

16.           Privacy

(a)               In accordance with the Gramm-Leach-Bliley Act (“GLBA”) and the applicable regulations thereunder, including Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic, procedural, administrative and technical safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund. Distributor shall confirm that any third party distribution Subcontracts will comply with the representations of Section 16 of this Agreement.

(b)               The Client represents to the Distributor that it has adopted a privacy notice detailing its privacy policies and practices as required by GLBA’s Regulation S-P and agrees to provide to the Distributor a copy of that privacy notice annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information. Client reserves the right to review Distributor’s policies and procedures used to maintain the security and confidentiality of non-public personal information.

(c)               In the event of any breach or breakdown of Distributor’s security measures that results in the actual or potential unauthorized access of any non-public personal information (each such event a “Security Breach”) provided to the Distributor in accordance with this agreement, Distributor agrees to promptly (i.e., within 30 days) notify the Client of such Security Breach and the remedial actions taken. Except to the extent prohibited by applicable law, Distributor agrees that they will not notify any Client shareholder until Client has had an opportunity to review the notification and has given its express consent to the same.

17.           Confidentiality

(a)               During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

(b)               Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to Distributor’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which Distributor shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests. The Distributor will advise such regulatory authorities of the confidential nature of such information.

18.           Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To the Distributor:	(ii) To the Client:
PINE Distributors LLC Attn: Distribution Services 501 S. Cherry Street, Suite 601 Denver, CO 80246 Phone: 720-651-8092 Email: bdcompliance@pineadvisorsolutions.com	Hamilton Lane Venture Capital and Growth Fund Attn: General Counsel 110 Washington Street, Suite 1300 Conshohocken, PA 19428 Telephone: 888-882-1548 Email: HLLegalProducts@hamiltonlane.com

19.           Modifications

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Independent Trustees, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

20.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

21.           Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

22.           Survival

The provisions of Sections 6, 7, 8, 9, 10, 11, 14, 15, and 16 of this Agreement shall survive any termination of this Agreement.

23.           Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

24.           Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PINE Distributors LLC		Hamilton Lane Venture Capital and Growth Fund

By:		By:
Name:	Mark Fairbanks	Name:	Keith Kleinman
Title:	President	Title:	Secretary
Date:		Date:

EXHIBIT A

Compensation

SALES LOADS*:

With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

The Distributor shall be obligated to make 12b-1 payments only after, for so long as, and to the extent that the Distributor receives such payments from the applicable Fund.

*All 12b-1 payments received by the Distributor shall be held to be used solely for distribution- related or shareholder servicing expenses and shall not be retained as profit by the Distributor.